Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

iQIYI, INC.

(as adopted by Special Resolution passed on November 30, 2017)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

iQIYI, INC.

(as adopted by Special Resolution passed on November 30, 2017)

1.	The name of the Company is iQiyi, Inc. (the “Company”).

2.	The registered office of the Company will be situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The capital of the Company is US$137,288.235divided into (a) 10,000,000,000 Ordinary Shares of a par value of US$0.00001 each, (b) 200,000,000 redeemable, convertible Series A Preferred Shares of a par value of US$0.00001 each, (c) 6,064,174 convertible Series A-1 Junior Preferred Shares of a par value of US$0.00001 each, (d) 123,103,264 redeemable convertible Series B Preferred Shares of a par value of US$0.00001 each, (e) 302,891,196 redeemable convertible Series C Preferred Shares of a par value of US$0.00001 each, (f) 848,682,647 redeemable convertible Series D Preferred Shares of a par value of US$0.00001 each, (g) 686,646,383 redeemable convertible Series E Preferred Shares of a par value of US$0.00001 each, (h) 546,999,817 redeemable convertible Series F Preferred Shares of a par value of US$0.00001 each, (i) 215,484,776 redeemable convertible Series G1 Preferred Shares of a par value of US$0.00001 each and (j) 798,951,243 redeemable convertible Series G2 Preferred Shares of a par value of US$0.00001 each.

8.	The Company may exercise the power contained in Section 206 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

1

COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

iQIYI, INC.

(as adopted by Special Resolution passed on November 30, 2017)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to iQiyi, Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Absent Director” has the meaning given in Article 124;

“Additional Ordinary Shares” has the meaning given in Article 23;

“Adverse Legal Development” has the meaning given in Article 62(b);

“Articles” means these articles of association of the Company, as amended or substituted from time to time;

“Attorney” has the meaning given in Article 112;

“Authorised Signatory” has the meaning given in Article 112;

“Available Proceeds” has the meaning given in Article 11(e);

“Baidu Person” has the meaning given in Article 85(a);

“Baidu Shareholders” has the meaning ascribed to it under the Shareholders Agreement;

“Beijing WFOE” means Beijing Qiyi Century Science & Technology Co., Ltd. (“ ”), a wholly foreign-owned enterprise established under the laws of the PRC;

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s authorized share capital or capital stock (including ordinary shares and preferred shares) and any and all rights, warrants or options exchangeable for or convertible into such share capital or capital stock;

“Chongqing WFOE” means Chongqing Qiyi Tianxia Science & Technology Co., Ltd. (“ ”), a wholly foreign-owned enterprise established under the laws of the PRC;

“Class” or “Classes” means any class or classes of Share as may from time to time be issued by the Company, consisting of only two classes (the Ordinary Shares and the Preferred Shares) as at the date of adoption of the Memorandum of Association and these Articles;

“Conversion Rights” has the meaning given in Article 12;

“Deemed Liquidation Event” has the meaning given in Article 11(d);

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Effective Conversion Price” has the meaning given in Article 22;

“Existing Series Preferred Shares” means collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares;

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any stock exchange or its governing body;

“Group Entity” means a Person (other than a natural person) (i) that is controlled by the Company or (ii) whose revenue, expenses, assets and liabilities (or portions thereof) are consolidated with those of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with the US GAAP. For the avoidance of doubt, the term “Group Entity” includes the HK Subsidiary, the Beijing WFOE, the Chongqing WFOE, the PRC Entity 1, the PRC Entity 2, the PRC Entity 3, the PRC Entity 4 and each of their respective Subsidiaries as well as all other Subsidiaries of the Company;

“HK Subsidiary” means Qiyi.com HK Limited, a company limited by shares incorporated under the laws of Hong Kong;

“Initial Public Offering” has the meaning ascribed to it under the Shareholders Agreement;

“Irrevocable Proxy” means each irrevocable voting proxy and power of attorney dated as of October 26, 2017 executed and delivered to Baidu Holdings Limited by each holder of Series G2 Preferred Shares, or any other irrevocable voting proxy and power of attorney granted by a Member to a Baidu Person from time to time;

“Law” means the Companies Law (as amended) of the Cayman Islands;

“Legend” has the meaning given in Article 31;

“Material Group Entity” shall (i) mean any Group Entity that directly or indirectly (x) owns or controls all or substantially all of the assets of the Company and all Group Entities, taken as a whole, or (y) conducts all or substantially all of the operations of the Company and all Group Entities, taken as a whole, and (ii) include, without limitation, each of the Beijing WFOE, the PRC Entity 1, the PRC Entity 2, the PRC Entity 3 and the PRC Entity 4. For the avoidance of doubt, neither the HK Subsidiary nor the Chongqing WFOE is a Material Group Entity;

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time;

“Office” means the registered office of the Company as required by the Law;

“Ordinary Director” has the meaning given in Article 99;

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share” means an Ordinary Share of par value of US$0.00001 each in the capital of the Company;

“Ordinary Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including the Series A Preferred Shares, the Series A-1 Junior Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent;

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;

“PRC Entity 1” means Beijing Dingxin Tianxia Science & Technology Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC;

“PRC Entity 2” means Beijing IQIYI Science & Technology Co., Ltd.(“ ”), a limited liability company organized under the laws of the PRC;

“PRC Entity 3” means Shanghai IQIYI Culture Media Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC;

“PRC Entity 4” means Shanghai Zhong Yuan Network Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC;

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A-1 Junior Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares;

“Prominent” means Prominent TMT Limited, a business company incorporated and existing under the laws of British Virgin Islands;

“Redemption Date” has the meaning given in Article 62(c);

“Redemption Notice” has the meaning given in Article 62(a);

“Redemption Price” has the meaning given in Article 62(a);

“Redemption Trigger Event” has the meaning given in Article 62(b);

“Register” means the register of Members of the Company required to be kept pursuant to the Law;

“Relevant Shares” has the meaning given in Article 85(a);

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Series A Conversion Price” has the meaning given in Article 15;

“Series A Original Issue Price” means US$0.25 per Series A Preferred Share;

“Series A Preferred Share” means a redeemable, convertible Series A Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series A Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series A Preferred Share;

“Series A-1 Conversion Price” has the meaning given in Article 15;

“Series A-1 Junior Preferred Share” means a redeemable, convertible Series A-1 Junior Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series A-1 Liquidation Preference Amount” has the meaning given in Article 11(b);

“Series A-1 Original Issue Price” means US$0.16 per Series A-1 Junior Preferred Share;

“Series B Conversion Price” has the meaning given in Article 15;

“Series B Original Issue Price” means US$0.934175 per Series B Preferred Share;

“Series B Preferred Share” means a redeemable, convertible Series B Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series B Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series B Preferred Share;

“Series C Conversion Price” has the meaning given in Article 15;

“Series C Original Issue Price” means US$0.36840704 per Series C Preferred Share;

“Series C Preferred Share” means a redeemable, convertible Series C Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series C Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series C Preferred Share;

“Series D Conversion Price” has the meaning given in Article 15;

“Series D Original Issue Price” means US$0.42336202 per Series D Preferred Share;

“Series D Preferred Share” means a redeemable, convertible Series D Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series D Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series D Preferred Share;

“Series E Conversion Price” has the meaning given in Article 15;

“Series E Original Issue Price” means US$0.42336202 per Series E Preferred Share;

“Series E Preferred Share” means a redeemable, convertible Series E Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series E Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series E Preferred Share;

“Series F Conversion Price” has the meaning given in Article 15;

“Series F Liquidation Preference Amount” has the meaning given in Article 11(a);

“Series F Original Issue Price” means US$0.73126167 per Series F Preferred Share;

“Series F Preferred Share” means a redeemable, convertible Series F Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series F Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series F Preferred Share;

“Series G Conversion Price” has the meaning given in Article 15;

“Series G Liquidation Preference Amount” has the meaning given in Article 11(a);

“Series G Original Issue Price” means US$1.51 per Series G Preferred Share;

“Series G Preferred Share” means, collectively, the Series G1 Preferred Shares and the Series G2 Preferred Shares;

“Series G Preferred Shareholder” means a Person whose name is registered in the Register as the holder of a Series G Preferred Share;

“Series G1 Preferred Share” means a redeemable, convertible Series G1 Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series G2 Preferred Share” means a redeemable, convertible Series G2 Preferred Share of par value of US$0.00001 each in the capital of the Company having the rights, privileges, preference and authorities set forth in these Articles;

“Series Preferred Director” has the meaning given in Article 98;

“Series Preferred Liquidation Preference Amount” has the meaning given in Article 11(a);

“Series Preferred Shares” means collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares;

“Share” means a share in the capital of the Company and includes a fraction of a share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include each of an Ordinary Share, a Series A Preferred Share, a Series A-1 Junior Preferred Share, a Series B Preferred Share, a Series C Preferred Share, a Series D Preferred Share, a Series E Preferred Share, a Series F Preferred Share and a Series G Preferred Share;

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber;

“Shareholders Agreement” means that certain Sixth Amended and Restated Shareholders Agreement dated October 26, 2017 among the Company and the parties named therein, as may be amended from time to time in accordance with the provisions thereof;

“Share Premium Account” means the share premium account established in accordance with these Articles and the Law;

“signed” means bearing a signature or representation of a signature affixed by mechanical means;

“Significant Shareholder” has the meaning ascribed to it under the Shareholders Agreement. For the avoidance of doubt, once Xiaomi and Prominent jointly hold less than 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis, all the rights held by the Significant Shareholder under the Memorandum of Association and these Articles (including without limitation, Articles 10 and 98) shall terminate immediately without any further action by the Company or any of the Shareholders;

“Special Resolution” means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; provided that notwithstanding any other provision of these Articles, for any general meeting of the Company convened to consider a matter listed in Article 10 and which requires a Special Resolution pursuant to the Law, the quorum shall be one or more holders of at least 30% of the issued Series Preferred Shares outstanding as at the date of such meeting; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, any other Person of which more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic equity interest or ownership is held, directly or indirectly, by such Person or any variable interest entity of such Person or such other Person;

“US GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles;

“Voting Undertaking” means each voting undertaking dated as of October 26, 2017 executed and delivered to Baidu Holdings Limited by each holder of Series G2 Preferred Shares; and

“Xiaomi” means Xiaomi Ventures Limited, a business company incorporated and existing under the laws of British Virgin Islands.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another; and

(h)	references to any Share voting on an “as if converted” or “as-converted” basis shall be construed in accordance with Article 9.

3.	Subject to the last two preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation. The Company shall take all steps as are necessary to cause the provisions of these Articles to apply, mutatis mutandis and to the maximum extent possible under applicable law, to the governance of any Group Entity, including, without limitation, the composition of the board of directors for any Group Entity.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Office.

SHARES

8.	Subject to the terms and conditions of these Articles, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of the same to such Persons, in such manner and on such terms as they may from time to time determine and may grant options with respect to Shares and issue warrants or similar instruments with respect thereto provided that:

(a)	the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason;

(b)	no Preferred Shares redeemed or repurchased by the Company (in connection with a conversion or otherwise) may be reissued; and

(c)	solely for the purpose of converting Preferred Shares in accordance with the provisions of these Articles, the Directors may at all times reserve and keep available such number of authorized but unissued Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Shareholders shall increase the number of authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose.

9.	On any matter in respect of which they are entitled to vote, each Preferred Share (excluding any Preferred Shares that are non-voting Shares) shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such Preferred Share is convertible immediately after the close of business on the record date of the determination of the Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written resolution of the Shareholders is first solicited. Except as otherwise set forth in the Memorandum of Association or the Articles, prior to an Initial Public Offering, the Series G2 Preferred Shares shall be non-voting Shares and shall not entitle the holders of the Series G2 Preferred Shares to vote at any meeting of Shareholders or any class of Shareholders of the Company or to execute any written consent to, or dissent from, any matter in respect of which the Shareholders or any class of Shareholders of the Company are sought to express such consent or dissent without a meeting (including but not limited to the signing of resolutions in writing of the Shareholders or any class of Shareholders of the Company); provided that the foregoing restriction shall not apply if the Baidu Shareholders collectively cease to hold the largest shareholding in the Company as a result of any transfer of Shares by any Baidu Shareholders. Except as otherwise set forth in the Memorandum of Association or the Articles, or as required by applicable law, the holders of Preferred Shares (excluding any Preferred Shares that are non-voting Shares) shall vote together with the holders of Ordinary Shares as a single class, and not as a separate Class or Series, on all matters put to a vote of the Shareholders.

10.	Notwithstanding anything to the contrary set forth in the Memorandum of Association or the Articles, subject to applicable law, without first obtaining the approval (at a separate meeting or by written resolution) of the holders of (x) at least a majority of the then outstanding Series Preferred Shares (excluding the Series G2 Preferred Shares), (y) at least a majority of the then outstanding Series F Preferred Shares subject to the condition that Xiaomi and Prominent jointly continue to hold at least 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis; and; (z) at least a majority of the then outstanding Series G1 Preferred Shares subject to the condition that the Series G1 Preferred Shareholders jointly continue to hold at least 6.25% of the then outstanding Capital Stock of the Company on a fully-diluted and as-converted basis, the Shareholders, or the Directors on behalf of the Company (voting any shares owned by the Company in any Group Entity) shall not approve, consent to or ratify any of the following actions:

(a)	to cease to conduct or carry on the business of the Company and/or any Group Entity substantially as now conducted or change the business activities of the Company and/or any Group Entity in material aspect;

(b)	to pass any resolution for the winding up of the Company and/or any Group Entity or undertake any liquidation, or apply for the appointment of a receiver or judicial manager or like officer, concerning the Company and/or any Group Entity; and

(c)	to enter into any transactions between any director or shareholder of the Company and/or any Group Entity, on the one side, and the Company and/or any Group Entity, on the other side, and any modification or amendment to terms and conditions of such transactions, including the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company and/or any Group Entity, in each case that involves the payment in excess of RMB5 million in a single transaction, other than (A) the adoption or alteration of terms of any share option or incentive plan for employees, officers and directors of the Company and/or its Subsidiaries, including without limitation any transaction pursuant to such share option or incentive plan, (B) the transactions occurred during the ordinary course of business of the Company and/or any Group Entity and (C) the transactions between any of the Baidu Shareholders, on one side, and the Company and/or any Group Entity, on the other side.

Notwithstanding the foregoing, (i) any amendment to the terms of the Preferred Shares (other than the Series G Preferred Shares) that materially and adversely affects the rights, preferences or privileges of a holder thereof in a manner that is disproportionate to the manner in which it affects other holders (including by way of reclassification of any Preferred Shares, repurchase or redemption of any Preferred Share, share split or distribution of share dividends) shall require the prior written consent of such affected holder; and (ii) any amendment to the terms of the Series G Preferred Shares that materially and adversely affects the economic rights of the holders thereof in a manner that is disproportionate to the manner in which it affects holders of other Shares shall require the prior written consent of the holders of at least a majority of the then outstanding Series G Preferred Shares. For the avoidance of doubt, the consent requirement in the preceding sub-clause (ii) shall not be affected by the execution of the Voting Undertaking and the Irrevocable Proxy by holders of the Series G2 Preferred Shares.

Subject to the Law, prior to the Initial Public Offering, any merger, consolidation or scheme of arrangement of the Company with a controlled affiliate of Baidu, Inc. shall only be initiated based on the then fair market value of the Company to be agreed between the holders holding a majority of the then outstanding Series G Preferred Shares and Baidu, Inc.

11.	In the event of any Deemed Liquidation Event, distributions to the Shareholders shall be made in the following manner:

(a)	Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A-1 Junior Preferred Shares or the Ordinary Shares or any other Class or Series of Shares by reason of their ownership of such Shares, the holders of the Series Preferred Shares, ranking pari passu therewith, shall be entitled to, in each case, as applicable, receive the amount equal to the greater of:

(i)	(A) with respect to Series A Preferred Shareholders, one hundred and fifty percent (150%) of the Series A Original Issue Price for each Series A Preferred Share then held by them and, in addition, an amount equal to all declared but unpaid dividends on such Series A Preferred Share, (B) with respect to Series B Preferred Shareholders, one hundred and fifty percent (150%) of the Series B Original Issue Price for each Series B Preferred Share then held by them, and, in addition, an amount equal to all declared but unpaid dividends on such Series B Preferred Share, (C) with respect to Series C Preferred Shareholders, one hundred and fifty percent (150%) of the Series C Original Issue Price for each Series C Preferred Share then held by them, and, in addition, an amount equal to all declared but unpaid dividends on such Series C Preferred Share, (D) with respect to Series D Preferred Shareholders, one hundred and fifty percent (150%) of the Series D Original Issue Price for each Series D Preferred Share then held by them, and, in addition, an amount equal to all declared but unpaid dividends on such Series D Preferred Share, (E) with respect to Series E Preferred Shareholders, one hundred and fifty percent (150%) of the Series E Original Issue Price for each Series E Preferred Share then held by them, and, in addition, an amount equal to all declared but unpaid dividends on such Series E Preferred Share, (F) with respect to Series F Preferred Shareholders, one hundred and fifty percent (150%) of the Series F Original Issue Price for each Series F Preferred Share then held by them, and, in addition, an amount equal to all declared but unpaid dividends on such Series F Preferred Share (the “Series F Liquidation Preference Amount”), and (G) with respect to Series G Preferred Shareholders, one hundred percent (100%) of the Series G Original Issue Price for each Series G Preferred Share then held by them, and, in addition, an amount equal to all declared but unpaid dividends on such Series G Preferred Share (the “Series G Liquidation Preference Amount”), or

(ii)	such amount per Share as would have been payable had all Preferred Shares been converted into Ordinary Shares immediately prior to such Deemed Liquidation Event (the amount payable pursuant to this clause (a) is hereinafter referred to as the “Series Preferred Liquidation Preference Amount”).

If upon the occurrence of a Deemed Liquidation Event, the assets and funds thus distributed among the holders of the Series Preferred Shares shall be insufficient to permit the payment to such holders of the applicable full Series Preferred Liquidation Preference Amount, then the assets and funds of the Company legally available for distribution shall be first distributed ratably and pari passu, with neither having priority over the other, among the Series G Preferred Shareholders and the Series F Preferred Shareholders in proportion to the Series G Liquidation Preference Amount or the Series F Liquidation Preference Amount, respectively, that each such holder is otherwise entitled to receive. To the extent that the Company has remaining assets and funds after distribution to Series G Preferred Shareholders and Series F Preferred Shareholders pursuant to the preceding sentence, then the assets and funds of the Company legally available for distribution shall be distributed ratably and pari passu, with neither having priority over the other, among the holders of the Existing Series Preferred Shares in proportion to the Series Preferred Liquidation Preference Amount each such holder is otherwise entitled to receive.

(b)	After payment has been made to holders of Series Preferred Shares of the applicable full Series Preferred Liquidation Preference Amount due pursuant to Article 11(a) above, prior and in preference to any distribution of any of the remaining assets or surplus funds of the Company to the holders of the Ordinary Shares or any other Class or Series of Shares by reason of their ownership of such Shares, the holders of the Series A-1 Junior Preferred Shares shall be entitled to receive the amount equal to the greater of (i) one hundred percent (100%) of the Series A-1 Original Issue Price for each such Series A-1 Junior Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on such Series A-1 Junior Preferred Share, or (ii) such amount per Share as would have been payable had all Preferred Shares been converted into Ordinary Shares immediately prior to such Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-1 Liquidation Preference Amount”). If upon the occurrence of a Deemed Liquidation Event, the assets and funds thus distributed among the holders of the Series A-1 Junior Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A-1 Liquidation Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A-1 Junior Preferred Shares in proportion to the Series A-1 Liquidation Preference Amount that each such holder is otherwise entitled to receive.

(c)	After payment has been made to (i) holders of Series Preferred Shares of the applicable full Series Preferred Liquidation Preference Amount due pursuant to Article 11(a) and (ii) holders of Series A-1 Junior Preferred Shares of the full Series A-1 Liquidation Preference Amount due pursuant to Article 11(b) above, the remaining assets of the Company available for distribution to its Shareholders, if any, shall be distributed to the holders of the Ordinary Shares on a pro rata basis, based upon the number of Ordinary Shares held by each such holder.

(d)	For purposes of these Articles, each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least two-thirds (2/3) of the then outstanding Series Preferred Shares, voting together as a single class and on an as-converted basis, elect otherwise by written notice sent to the Company prior to the effective date of any such event:

(i)	any dissolution, liquidation or winding up (whether voluntary or involuntary) of the Company or any Material Group Entity;

(ii)	the sale, lease, transfer, exclusive license (without retaining the right to use on its own) or other disposition, in a single transaction or series of related transactions, by the Company or any Material Group Entity of all or substantially all the assets or intellectual property of the Company or such Material Group Entity (including the sale of all or substantially all of the equity of any Material Group Entity), except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

(iii)	any merger, consolidation, amalgamation or acquisition of the Company or any Material Group Entity, whereby the holders of the Company’s Capital Stock immediately prior to the transaction own or control less than a majority of the as-converted voting power of the surviving entity immediately after such transaction (or, in the case of a merger or acquisition of any Material Group Entity, the Company owns or controls less than a majority of the as-converted voting power of such Material Group Entity immediately after such transaction); or

(iv)	any other transaction or series of related transactions involving the Company or any Material Group Entity as a result of which the holders of the Company’s Capital Stock immediately prior to the transaction, own or control less than a majority of the as-converted voting power of the surviving entity immediately after such transaction (or, in the case of a transaction involving any Material Group Entity, any transaction as a result of which the Company owns or controls less than a majority of the as-converted voting power of the surviving entity immediately after such transaction).

(e)	The Company shall not have the power to effect a “Deemed Liquidation Event” referred to in Article 11(d) above unless the definitive agreement or plan for such transaction (to the extent applicable to such transaction) provides that the consideration payable in such transaction shall be allocated among the holders of Shares in accordance with the provisions of Articles 11(a), 11(b) and 11(c) above. In addition, in the event of a Deemed Liquidation Event referred to in Article 11(d) above that will require the winding-up of the Company in order to distribute the consideration payable in such transaction among the holders of the Shares, if the Company does not effect a winding-up of the Company within 90 days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Series Preferred Shares no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of all of the Series Preferred Shares held by each such holder, and (ii) if the holders of at least two-thirds (2/3) of the then outstanding Series Preferred Shares, voting as a single class, so request in a written instrument delivered to the Company not later than 120 days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company in such Deemed Liquidation Event, together with any other assets of the Company legally available for distribution to its Shareholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all of the Series Preferred Shares at an aggregate redemption price equal to the applicable Series Preferred Liquidation Preference Amount, which the Available Proceeds to be allocated, on a pari passu basis, among the holders of the Series Preferred Shares in accordance with the provisions of Article 11(a) above. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Series Preferred Shares, the Company shall, on a pari passu basis, redeem a pro rata portion of each holder’s Series Preferred Shares to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Shares, and shall redeem the remaining Shares to have been redeemed as soon as practicable after the Company has funds legally available therefor. The provisions of Article 62 shall apply, with such necessary changes in the details thereof as are necessitated by the context (including to disregard the calculation of the applicable Redemption Price, as set forth in Article 62(a) thereof), to the redemption of the Series Preferred Shares pursuant to this Article 11(e). Prior to the distribution or redemption provided for in this Article 11, the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(f)	In the event the Company proposes to distribute assets other than cash in connection with any Deemed Liquidation Event, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the board of Directors (including the Series Preferred Director). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of such securities on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the board of Directors.

(g)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Article 11(f)(i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the board of Directors. The holders of at least a majority of the outstanding Series Preferred Shares, voting as a single class, shall have the right to challenge any determination by the board of Directors of fair market value pursuant to Article 11(g), in which case the determination of fair market value shall be made by (x) an internationally recognized independent appraiser selected jointly by the board of Directors and the challenging parties, or (y) if the board of Directors and the challenging parties are unable to agree on such independent appraiser within ten (10) days of the challenging parties’ notice to the board of Directors, then two internationally recognized independent appraisals, one of which is selected by the board of Directors and the other of which is selected by the challenging parties. In connection with the foregoing, the independent appraiser shall be required to determine the fair market value within thirty (30) days after being notified of its selection. In the event that two independent appraisers are selected in accordance with the foregoing clause (y), if the fair market values determined by such two independent appraisers differ by an amount less than 10% of the higher value, then the fair market value will be the average of the two amounts. Otherwise, the two independent appraisers will choose a third internationally recognized independent appraiser and the fair market value will be the average of the two closest values determined by the three independent appraisers. The fees and expenses of the independent appraisers shall be borne equally by (i) the Company and (ii) the holders of the Series Preferred Shares (allocated on a pro rata basis).

12.	The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Each Series A Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series A Preferred Share, at the principal office of the Company or any transfer agent for such Series A Preferred Share.

(b)	Each Series A-1 Junior Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series A-1 Junior Preferred Share, at the principal office of the Company or any transfer agent for such Series A-1 Junior Preferred Share.

(c)	Each Series B Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series B Preferred Share, at the principal office of the Company or any transfer agent for such Series B Preferred Share.

(d)	Each Series C Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series C Preferred Share, at the principal office of the Company or any transfer agent for such Series C Preferred Share.

(e)	Each Series D Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series D Preferred Share, at the principal office of the Company or any transfer agent for such Series D Preferred Share.

(f)	Each Series E Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series E Preferred Share, at the principal office of the Company or any transfer agent for such Series E Preferred Share.

(g)	Each Series F Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series F Preferred Share, at the principal office of the Company or any transfer agent for such Series F Preferred Share.

(h)	Each Series G1 Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series G1 Preferred Share, at the principal office of the Company or any transfer agent for such Series G1 Preferred Share.

(i)	The Series G2 Preferred Shares shall not be converted into Ordinary Shares prior to the Initial Public Offering. Notwithstanding the foregoing, if the Baidu Shareholders collectively cease to hold the largest shareholding in the Company as a result of any transfer of Shares by any Baidu Shareholders, each Series G2 Preferred Share shall, at the option exercisable at the discretion of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be convertible into Ordinary Shares at any time after the date of issuance of such Series G2 Preferred Share, at the principal office of the Company or any transfer agent for such Series G2 Preferred Share.

13.	Each Preferred Share shall automatically be converted into Ordinary Shares, without further action of the holder thereof or the Company, (i) immediately prior to and conditioned upon the closing of the Initial Public Offering or (ii) with respect to the Existing Series Preferred Shares, at the date and time specified by vote or written resolution of the holders of at least two-thirds (2/3) of the outstanding Existing Series Preferred Shares, voting together as a single class and on an as-converted basis, whichever is earlier, or (iii) with respect to Series F Preferred Shares, at the date and time as determined by each holder of the Series F Preferred Shares, or (iv) with respect to Series G Preferred Shares, at the date and time specified by vote or written resolution of the holders of at least two-thirds (2/3) of the outstanding Series G1 Preferred Shares, whichever is earlier; provided that, with respect to the Series G2 Preferred Shares, immediately prior to and as a condition to the conversion of any Series G2 Preferred Shares into Ordinary Shares, the respective Voting Undertaking and the Irrevocable Proxy shall take effect and apply to the Ordinary Shares as converted from such Series G2 Preferred Shares. It is acknowledged that the Voting Undertaking and the Irrevocable Proxy are not intended to restrict the right of any holder of Series G2 Preferred Shares to sell and transfer any voting securities of the Company after the Initial Public Offering and that transferees of the voting securities that acquire the voting securities from any holder of Series G2 Preferred Shares in the open market after the Initial Public Offering will not be subject to similar restrictions thereunder after the Initial Public Offering.

14.	The Company may effect the conversion of any Preferred Share in any manner available under applicable Law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

Except as provided in Article 13 above, before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or of any transfer agent for such Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. Issuance of such Ordinary Shares to a person other than the holders of such Preferred Shares shall be subject to the transfer restrictions set forth in these Articles and the Shareholders Agreement and such transferee shall be responsible for any applicable stamp duty or transfer tax.

15.	Upon conversion, (i) each Series A Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion, (ii) each Series A-1 Junior Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion, (iii) each Series B Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iv) each Series C Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion, (v) each Series D Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion, (vi) each Series E Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series E Original Issue Price by the Series E Conversion Price (as defined below) in effect at the time of conversion, (vii) each Series F Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series F Original Issue Price by the Series F Conversion Price (as defined below) in effect at the time of conversion, and (viii) each Series G Preferred Share shall be exchanged for such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series G Original Issue Price by the Series G Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price, and the rate at which the Series A Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series A-1 Conversion Price” shall initially be equal to the Series A-1 Original Issue Price. Such initial Series A-1 Conversion Price, and the rate at which the Series A-1 Junior Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price, and the rate at which the Series B Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series C Conversion Price” shall initially be equal to the Series C Original Issue Price. Such initial Series C Conversion Price, and the rate at which the Series C Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series D Conversion Price” shall initially be equal to the Series D Original Issue Price. Such initial Series D Conversion Price, and the rate at which the Series D Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series E Conversion Price” shall initially be equal to the Series E Original Issue Price. Such initial Series E Conversion Price, and the rate at which the Series E Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series F Conversion Price” shall initially be equal to the Series F Original Issue Price. Such initial Series F Conversion Price, and the rate at which the Series F Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15. The “Series G Conversion Price” shall initially be equal to the Series G Original Issue Price. Such initial Series G Conversion Price, and the rate at which the Series G Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided in this Article 15.

(a)	The Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price and the Series G Conversion Price shall be subject to adjustment from time to time as follows:

(i)	If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price and the Series G Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of Shares, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price and the Series G Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	If the Company makes (or fixes a record date for the determination of Shareholders entitled to receive) a dividend or other distribution to the holders of the Ordinary Shares payable in additional Ordinary Shares, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price and the Series G Conversion Price shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date, which adjustment shall be cancelled if such issuance is subsequently cancelled) by multiplying the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price, as applicable, then in effect by a fraction (x) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)	If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated or merged with or into another person, then in any such event, provision shall be made so that, upon conversion of the Preferred Shares thereafter, the holder thereof shall receive the kind and amount of Shares and other securities and property which the holder of such Preferred Shares would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

16.	If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares without consideration or for a consideration per Share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price in effect immediately prior to such issue, then, and in each such case, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issuance or sale, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)	“CP2” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price, as the case may be, in effect immediately after such issue of Additional Ordinary Shares;

(b)	“CP1” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price, as the case may be, in effect immediately prior to such issue of Additional Ordinary Shares;

(c)	“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of all options or warrants outstanding immediately prior to such issue or upon conversion or exchange of all other Ordinary Share Equivalents (including the Preferred Shares) outstanding immediately prior to such issue);

(d)	“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per Share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e)	“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

17.	For the purpose of making any adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price, or number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Series G Conversion Price as provided in these Articles:

(a)	to the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company before deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(b)	to the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the board of Directors (including one Ordinary Director and one Series Preferred Director) as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(c)	if Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other Shares or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the board of Directors (including one Ordinary Director and one Series Preferred Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

18.	If at any time, or from time to time, the Company issues any Ordinary Share Equivalents and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

19.	If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price , Series F Conversion Price and Series G Conversion Price as the case may be, as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price and Series G Conversion Price as the case may be, which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued with respect to such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of Shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalents actually converted.

20.	For any Ordinary Share Equivalent with respect to which the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price has been adjusted under Article 18, no further adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price shall be made solely as a result of the issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

21.	In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price at such date, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price or Series G Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

22.	For purposes of these Articles, “Effective Conversion Price” means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (x) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (y) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

23.	For purposes of these Articles, “Additional Ordinary Shares” means any Ordinary Shares issued by the Company (or deemed issued by the Company under Article 15(a)(ii) hereof) other than:

(a)	any issuance of restricted Shares and options to purchase Ordinary Shares which may be issued pursuant to any share option or incentive plan for employees, officers, directors and consultants of the Company and/or its Subsidiaries, as approved and adopted in accordance with the Shareholders Agreement and these Articles;

(b)	as a dividend or distribution or any event for which adjustment is made pursuant to Article 15(a)(ii);

(c)	pursuant to a share split or other similar reorganization for which adjustment is made pursuant to Article 15(a)(i);

(d)	pursuant to the exercise, conversion or exchange of any Ordinary Share Equivalent;

(e)	upon conversion of any Preferred Share; or

(f)	pursuant to an Initial Public Offering.

24.	In case any event shall occur as to which the other provisions of Articles 15-24 are not strictly applicable but the failure to make any adjustment would not fairly protect the Conversion Rights of any Preferred Share against dilution in accordance with the essential intent and principles of Articles 15-24, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in Articles 15-24 necessary to preserve, without dilution, the Conversion Rights of such Preferred Shares.

25.	In the case of any adjustment or readjustment of the Series A Conversion Price for the Series A Preferred Shares, the Series A-1 Conversion Price for the Series A-1 Junior Preferred Shares, the Series B Conversion Price for the Series B Preferred Shares, the Series C Conversion Price for the Series C Preferred Shares, the Series D Conversion Price for the Series D Preferred Shares, the Series E Conversion Price for the Series E Preferred Shares, the Series F Conversion Price for the Series F Preferred Shares or the Series G Conversion Price for the Series G Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each applicable registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price in effect after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

26.	In the event the Company shall propose to take any action of the type or types requiring an adjustment to (i) the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price, or the Series G Conversion Price; or (ii) the number or character of such applicable Preferred Shares as set forth herein, the Company shall give notice to the applicable holders of such Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price or the Series G Conversion Price and the number, kind or Class of Shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the applicable Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least 30 days prior to the taking of such proposed action. Any notice required by the provisions of this Article 26 to be given to the holders of Series A Preferred Shares, Series A-1 Junior Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares shall be deemed given if deposited in the mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

27.	No fractional Ordinary Shares shall be issued upon conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional Share. If, after such aggregation, the conversion would result in the issuance of any fractional Share, the Company shall, in lieu of issuing any fractional Share, pay cash equal to the product of such fraction multiplied by the fair market value of an Ordinary Share, as determined by the board of Directors on the date of conversion.

28.	The Shareholders will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, scheme of arrangement, winding up, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of these Articles by the Company, but the Shareholders shall at all times in good faith assist in the carrying out of all the provisions of Articles 12-28 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

MODIFICATION OF RIGHTS

29.	Subject to the terms and conditions of these Articles, whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

30.	Subject to the terms and conditions of these Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

31.	A Shareholder shall be entitled to a certificate evidencing all Shares registered in such Shareholder’s name in the Register. Each certificate shall bear a legend (“Legend”) in substantially following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED IN ANY JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE EIGHTH RESTATED ARTICLES AND A SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT.

32.	If any Shareholder ceases to be subject to any and all restrictions on transfer and all other obligations set forth in the Shareholders Agreement, the Company, upon the written request of the Shareholder shall issue to such Shareholder a new certificate evidencing such Shares without the Legend.

FRACTIONAL SHARES

33.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

34.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

35.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

36.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

37.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

38.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

39.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

40.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

41.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

42.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

43.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

44.	If a Shareholder fails to pay any call or installment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

45.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

46.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

47.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

48.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

49.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

50.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

51.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

52.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

53.	The Directors may in their absolute discretion decline to register any transfer of Shares without assigning any reason therefor provided that the Directors shall be required to register any transfer of Shares that complies with the provisions of the Shareholders Agreement and shall not register any transfer of Shares that does not comply with the provisions of the Shareholders Agreement.

54.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

55.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

56.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

57.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

58.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

59.	Subject to the terms and conditions of these Articles (including without limitation Article 10), the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

60.	Subject to the terms and conditions of these Articles (including without limitation Article 10), the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

61.	Subject to the terms and conditions of these Articles, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF SHARES

62.	Subject to the Law, the Shares may be redeemed at the option of the Company or the Shareholder on the terms and in such manner as are set forth in these Articles.

(a)	Subject to the Law, the redemption of Series Preferred Shares shall be effected as follows:

at any time following the occurrence of a Redemption Trigger Event (as defined below), at the option of, and upon the receipt by the Company of a written notice (the “Redemption Notice”) requesting redemption from, (x) the holders of at least two-thirds (2/3) of the then outstanding Existing Series Preferred Shares, voting together as a single class on an as-converted basis, (y) any holder of Series F Preferred Shares, or (z) any holder of Series G Preferred Shares, the Company shall redeem, on a pari passu basis, all Existing Series Preferred Shares as set forth in such Redemption Notice, all (but not less than all) Series F Preferred Shares held by such holder of Series F Preferred Shares, or all (but not less than all) Series G Preferred Shares held by such holder of Series G Preferred Shares, as applicable, out of funds legally available therefor at a redemption price for each Series Preferred Share (the “Redemption Price”), equal to:

(A) with respect to each Series A Preferred Share, the Series A Original Issue Price x (108%)N, and (B) with respect to each Series B Preferred Share, the Series B Original Issue Price x (108%)N, and (C) with respect to each Series C Preferred Share, the Series C Original Issue Price x (108%)N, and (D) with respect to each Series D Preferred Share, the Series D Original Issue Price x (108%)N, and (E) with respect to each Series E Preferred Share, the Series E Original Issue Price x (108%)N, and (F) with respect to each Series F Preferred Share, the Series F Original Issue Price x (108%)N, and(G) with respect to each Series G Preferred Share, the Series G Original Issue Price x (108%)N, where

N = a fraction the numerator of which is the number of calendar days between the date on which any Series Preferred Share, as the case may be, are first issued and the Redemption Date (as defined in below) and the denominator of which is 365, minus all dividends paid in cash thereon plus all declared but unpaid dividends thereon, each up to the Redemption Date (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such Shares and the like).

For the avoidance of doubt, any holder of Series F Preferred Shares or Series G Preferred Shares may only request the Company redeem all but not less than all of Series F Preferred Share or Series G Preferred Share, as applicable, held by it.

(b)	For purposes of this Article 62, “Redemption Trigger Event” shall mean any of the following events:

(i)	with respect to any Existing Series Preferred Shares:

(x) December 31, 2016; or

(y) the occurrence of any change to any applicable law, rule, regulation, order or legal pronouncement of any regulatory body in the PRC (or any province thereof) as a result of which the ownership of the Company or any of its operating subsidiaries in the PRC or any contractual relationship among the Company and/or any of the Group Entities, pursuant to which the Company acquires control over the operating subsidiaries in the PRC, becomes unlawful or subject to material conditions or restrictions which materially impair the economic benefits that the Company expects to derive therefrom and materially impair the industry in which the Group Entities operate (an “Adverse Legal Development”); provided that following a determination of the occurrence of the Adverse Legal Development by either (A) the board of Directors or (B) the holders of at least a majority of the then outstanding Existing Series Preferred Shares, the Company and the shareholders, despite their reasonable best efforts, are unable to restructure the ownership of the Company or the contractual relationship among the Company and the Group Entities in order to (I) comply with any applicable legal or other regulatory requirement arising out of the Adverse Legal Development and (II) maintain such economic benefits within six (6) months following the occurrence of such Adverse Legal Development;

(ii)	with respect to the Series F Preferred Shares:

(x) November 11, 2018, or

(y) the occurrence of an Adverse Legal Development;

(iii)	with respect to the Series G Preferred Shares, if no Initial Public Offering shall have occurred after the fifth anniversary of the date on which any Series G Preferred Shares are first issued.

(c)	The Redemption Notice pursuant to this Article 62 shall be given by hand or by mail to the principal office of the Company at any time on or after the Redemption Trigger Event stating the date on or after the Redemption Trigger Event on which such Series Preferred Shares are to be redeemed (the “Redemption Date”). Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of the applicable Series Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. In the event the Redemption Price with respect to the applicable Series Preferred Shares is not paid in full on the date as specified in the notice of redemption, then the Redemption Date (for purposes of calculating the Redemption Price in Article 62(a) above) shall be the date on which the payment of the full Redemption Price with respect to the applicable Series Preferred Shares is received by the holder of the applicable Series Preferred Shares, respectively.

(d)	Before any holder of applicable Series Preferred Shares shall be entitled to redemption under the provisions of this Article 62, such holder shall surrender his or her certificate or certificates representing such Series Preferred Shares, as applicable, to be redeemed (or otherwise provide the Company with a customary lost share affidavit and/or indemnity) to the Company in the manner and at the place reasonably designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on the Register as the owner of such Shares and each such certificate shall be cancelled. In the event fewer than all the Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Series Preferred Shares to be redeemed, all dividends on such Series Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all declared and unpaid dividends up to the Redemption Date), without interest, shall cease and terminate and such Series Preferred Shares shall cease to be issued Shares.

(e)	If on any date on which the Redemption Price or any installment thereof is payable, the funds of the Company legally available for redemption of the applicable Series Preferred Shares are insufficient to make such payment in full, those funds which are legally available will be used to redeem at the Redemption Price the maximum possible number of such Series Preferred Shares, ratably among the holders of such Series Preferred Shares (ranking pari passu therewith) to be redeemed based upon their holdings of such Series Preferred Shares, and the Series Preferred Share not redeemed shall remain issued and outstanding and entitled to all the rights, preferences and privileges provided in these Articles until the Redemption Price has been paid in full with respect to such Series Preferred Shares. At any time thereafter when additional funds of the Company are available for the payment of any Redemption Price, such funds will (to the extent permitted by law) immediately be used to redeem the balance of the Shares which the Company has become obliged to redeem on the applicable Redemption Date but which it has not redeemed.

(f)	In addition, if on any date on which the Redemption Price or any installment thereof is payable, the funds of the Company legally available for redemption of the applicable Existing Series Preferred Shares are insufficient to make such payment in full, at the option of, and upon the receipt by the Company of a written notice from the holders of at least a majority of the then outstanding Existing Series Preferred Shares, the Company shall, within twenty (20) Business Days and at its own costs, initiate (i) a process for the sale of such Existing Series Preferred Shares at a price not lower than the applicable Redemption Price or (ii) such other fundraising process that will generate proceeds sufficient for the redemption of such Existing Series Preferred Shares, and the Company shall, in each case, use its reasonable best efforts to effectuate such sale or fundraising transaction, subject to the approval of such sale or fundraising process by the holders of at least a majority of the then outstanding Existing Series Preferred Shares with respect to the terms and conditions of the sale or other fundraising transaction, as the case may be.

(g)	If the Company fails (for whatever reason) to redeem any applicable Series Preferred Shares on its due date for redemption, then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution. To the extent permitted by law, the Company shall procure that the profits of each Subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Series Preferred Shares required to be made pursuant to this Article 62.

63.	The Company may purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder. In particular, the Company may repurchase any Ordinary Shares registered in the name of any Person whose contract of employment with the Company or a Group Entity has been terminated on the terms and in such manner as are set forth in contractual arrangements between the Company and such Person provided that such contractual arrangements have been approved by the board of Directors.

64.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of its capital, profits or the proceeds of a fresh issue of Shares.

65.	Subject to the terms and conditions of these Articles, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

66.	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

67.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

GENERAL MEETINGS

68.	The Directors may, whenever they think fit, convene a general meeting of the Company.

69.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least 10 percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

70.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

71.	At least seven (7) days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

72.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

73.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of and to attend and vote at that meeting unless notice of such special business has been given in the notice convening that meeting.

74.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

75.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

76.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

77.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

78.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

79.	The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

80.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

81.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

82.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

83.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

84.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

OUTRIDING RIGHTS OF BAIDU AS HOLDER OF AN IRREVOCABLE PROXY

85.	The following Articles 85(a) to 85(f) shall apply notwithstanding and shall take precedence over any other Article to the contrary.

(a)	A Member may from time to time grant to Baidu, Inc or any of its Subsidiaries or affiliates (each a “Baidu Person”) an Irrevocable Proxy in respect of some or all of the shares in the Company held by him (the “Relevant Shares”).

(b)	An Irrevocable Proxy shall not require the approval of the Directors as to its form.

(c)	Where a Member has granted an Irrevocable Proxy to a Baidu Person, only the Baidu Person (and neither the Member nor any other proxy of such Member) shall be entitled to cast the votes of such Member in respect of the Relevant Shares at any general meeting or class meeting of the Company (both on a show of hands and on a poll). For the avoidance of doubt, the vote of any such Member or other proxy in respect of the Relevant Shares on a show of hands or poll in such circumstances shall not be counted.

(d)	Where a Member has granted an Irrevocable Proxy to a Baidu Person, only the Baidu Person (and not such Member or any other holder of a proxy or the donee of a power of attorney of such Member) shall be entitled to sign a resolution in writing of the Members or any section of the Members. For the avoidance of doubt, the signature of any such Member or other proxy or donee of a power of attorney in respect of the Relevant Shares on such resolution in such circumstances shall not be valid.

(e)	Each Baidu Person holding an Irrevocable Proxy shall notify the Company and deliver a copy of such Irrevocable Proxy to the Company upon the grant of such Irrevocable Proxy and shall notify the Company upon any termination of such Irrevocable Proxy.

(f)	In the event of any dispute as to whether a Baidu Person is holding an Irrevocable Proxy, such matter shall be determined solely by reference to whether the Company has received notice and a copy of such Irrevocable Proxy pursuant to Article 85(e) and the Company and each Member shall be bound accordingly.

VOTES OF SHAREHOLDERS

86.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each fully-paid Share of which he or the Person represented by proxy is the holder.

87.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

88.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

89.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

90.	On a poll votes may be given either personally or by proxy.

91.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

92.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

93.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

94.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

95.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

96.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

97.	The Shareholders shall ensure that the board of Directors shall be comprised of seven (7) Directors.

98.	The holders of the Series Preferred Shares (excluding the Series G2 Preferred Shares), voting together as a single and separate class, shall be entitled to appoint and remove three (3) members to the board of Directors (each a “Series Preferred Director”) at a general or special meeting of Shareholders, or pursuant to any written resolution signed, by the holders of at least a majority of then-outstanding Series Preferred Shares (excluding the Series G2 Preferred Shares), voting together as a single class on an as-converted basis. The Significant Shareholder shall be entitled to appoint and remove one (1) member to the board of Directors at a general or special meeting of Shareholders, or pursuant to any written resolution signed, by the Significant Shareholder.

99.	The holders of the outstanding Ordinary Shares, by voting as a single and separate class, shall be entitled to appoint and remove one (1) member of the board of Directors (the “Ordinary Director”) at a general or special meeting of Shareholders, or pursuant to any written resolution signed, by the holders of at least a majority of then outstanding Ordinary Shares.

100.	The holders of the outstanding Ordinary Shares and the Preferred Shares, by voting as a single class and on as-converted basis, shall be entitled to elect the remaining two (2) members to the board of Directors at a general or special meeting of Shareholders, or pursuant to any written resolution signed, by the holders of at least a majority of then outstanding Ordinary Shares and Preferred Shares (voting together a single class and on an as-converted basis), of which (i) one (1) Director shall be the then chief executive officer of the Company and (ii) the other Director shall be an independent director with relevant industry experience who is not an affiliate of any of the Shareholders.

101.	Any Director who shall have been elected by the holders of a separate Class or Series of Shares as provided in Articles 98-100 may be removed, either with or without cause by, and only by, the affirmative vote of the holders that elected such Director at a general or special meeting of Shareholders, or pursuant to a written resolution signed, by such holders in accordance with Articles 98-100.

102.	In the event of a vacancy in the office of any Director, a successor shall be elected to hold office for the unexpired term of such Director by the holders that elected such Director at a general or special meeting of Shareholders, or pursuant to a written resolution signed, by such holders in accordance with Articles 98-100.

103.	[Intentionally Omitted.]

104.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

105.	There shall be no shareholding qualification for Directors.

ALTERNATE DIRECTOR OR PROXY

106.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

107.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

108.	Subject to the Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

109.	The Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

110.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

111.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

112.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

113.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

114.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

115.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

116.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

117.	Subject to Article 10, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

118.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

119.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

120.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

121.	Subject to these Articles, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company; or

(d)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

122.	Subject to the Law, these Articles and the Shareholders Agreement, the Directors may meet together (either inside or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall not have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors. Not less than seven (7) day’s meeting notice shall be given to all Directors; provided, however, such notice period may be reduced or waived with the written consent of all of the Directors.

123.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

124.	Subject to the Law, these Articles, the quorum necessary for the transaction of the business of the Directors shall consist of (a) a majority of the members of the board of Directors, and (b) the presence of at least one Ordinary Director or one Series Preferred Director; provided, however, that if at two consecutive duly convened meetings of the board of Directors, a requisite quorum is not achieved based solely upon the consecutive failure to attend such meetings by an Ordinary Director or a Series Preferred Director, (such member of the board of Directors is referred to as the “Absent Director”), then at the next duly convened meeting of the board of Directors, a quorum shall only require the presence of a majority of the members of the board of Directors, without the additional requirement of the presence of the Absent Director. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

125.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

126.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

127.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

128.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

129.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

130.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

131.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

132.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

133.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

134.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

135.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

136.	Subject to applicable law, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor, provided that.

(a)	no dividend (other than that payable solely in Ordinary Shares or other securities and rights convertible into or entitling the holder thereof to solely receive, directly or indirectly, additional Ordinary Shares) shall be paid on or declared and set aside for any Ordinary Share during any fiscal year unless and until a dividend in like amount as is declared or paid on the Ordinary Shares has been paid on or declared and set aside for each outstanding Preferred Share, on an as if converted basis, and in such fiscal year;

(b)	in the event the Directors declare a dividend payable in securities of other Persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such dividend as though the holders of such Preferred Shares were the holders of the number of Ordinary Shares into which such Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such dividend; and

(c)	in the event that the Directors have declared (but not yet paid) dividends immediately prior to, and in the event of, a conversion of the Preferred Shares (as provided in Articles 12-28), the Company shall pay in cash to the applicable holder(s) of the Preferred Shares, subject to such conversion, the full amount of any such dividends.

137.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

138.	Subject to the mandatory provisions of these Articles, any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

139.	The Directors when paying dividends to the Shareholders shall make such payment in accordance with the foregoing provisions of these Articles.

140.	Subject to these Articles, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

141.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

142.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

143.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

144.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

145.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

146.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

147.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

148.	Subject to the Law, the Directors may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

149.	The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

150.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

151.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder or Director either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder or Director at his address as appearing in the Register or the Register of Directors of the Company, as the case may be, or by electronic mail to any electronic mail address such Shareholder or such Director may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

152.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

153.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

154.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

155.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

156.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

157.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

NON-RECOGNITION OF TRUSTS

158.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

159.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any asset whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

160.	Subject to the Law and the rights attaching to the various Classes and subject to the terms and conditions of these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

161.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

162.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

163.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

164.	Subject to the terms and conditions of these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

165.	The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

i

TABLE OF CONTENTS

(continued)

Page

NON-RECOGNITION OF TRUSTS	43

WINDING UP	43

AMENDMENT OF ARTICLES OF ASSOCIATION	43

CLOSING OF REGISTER OR FIXING RECORD DATE	43

REGISTRATION BY WAY OF CONTINUATION	44

DISCLOSURE	44

ii